UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

June 7, 2011

Date of Report (Date of earliest event reported)

NewStar Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33211	54-2157878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Boylston Street, Suite 1250, Boston, MA 02116

(Address of principal executive offices) (Zip Code)

(617) 848-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 7, 2011, NewStar Financial, Inc. (the “Company”) and NewStar CRE Finance I LLC, a financing subsidiary of the Company, entered into a five-year, $68 million financing arrangement with Macquarie Bank Limited backed by a portfolio of legacy commercial mortgage loans previously originated by the Company. The financing was structured as a Master Repurchase Agreement (“MRA”) under which Newstar CRE Finance I LLC (the “Seller”), sold the portfolio of commercial mortgage loans (the “Purchased Assets”) to Macquarie Bank Limited (the “Purchaser”) for an aggregate purchase price of $68,000,000. Seller also agreed to repurchase the Purchased Assets from time to time (including a minimum annual amount), and agreed to repurchase all the Purchased Assets by June 7, 2016. Upon Seller’s repurchase of a Purchased Assets, Seller is obligated to repay Purchaser the principal amount related to such mortgage loan, adjusted as provided in the MRA, plus accrued interest (at a rate based on LIBOR plus a margin) to the date of repurchase. Seller is also obligated to pay the Purchaser a certain minimum yield on the transactions under the MRA, as well as certain administrative costs and expenses incurred by the Purchaser. The Purchased Assets will be serviced by the Company pursuant to the terms of a servicing agreement with the Purchaser.

The proceeds of the transaction were used to fully repay the Company’s credit facility with Citicorp North America, Inc. and refinance all of the commercial mortgage loans previously funded by its warehouse line with Wells Fargo Bank, National Association. The transaction generated net proceeds for the Company after retirement of debt and transaction costs of $20,000,000. The transaction was structured as a financing, and the Company did not record any gains or losses. The commercial mortgage loans and related repurchase obligations will be consolidated and reflected in the Company’s financial statements.

The MRA contains margin call provisions that provide Seller, at its option, the right to transfer cash, additional financial assets or substitute eligible assets to Purchaser or to repurchase one or more Purchased Assets to cure any margin deficit resulting from a decline in the assigned value of a Purchased Asset.

Pursuant to a Guarantee Agreement by the Company in favor of the Purchaser dated June 7, 2011, the Company has guaranteed to Purchaser the payment of any actual damages and losses suffered by Purchaser in connection with the occurrence of certain stated events, including, among others, the failure of Seller to maintain its status as a single purpose entity, any misapplication or conversion of any income from the Purchased Assets, any fraud or misrepresentation in connection with the MRA, any failure by Seller to fund future advances as and to the extent required under the commercial mortgage loans included in the Purchased Assets, the failure by Seller to cure certain defaults or events of default under the MRA or to pay to Purchaser the minimum yield calculated in accordance with the MRA. The Company has also guaranteed to Purchaser the payment of the repurchase price for all Purchased Assets in the event of a voluntary bankruptcy or similar proceeding and has further guaranteed the payment of the repurchase price for any Purchased Asset which was the subject of misrepresentation by the Seller.

The MRA and the related Guarantee Agreement also require Seller and the Company to maintain various financial and other covenants, including the Company maintaining a tangible net worth of at least $400 million, as adjusted from time to time. In addition, the MRA contains customary events of default (subject to certain materiality thresholds and grace and cure periods), including payments defaults, breaches of covenants and/or representations and warranties, cross-defaults, servicer termination events, guarantor defaults, bankruptcy or insolvency proceedings and other events of default customary for transactions of this type.

The foregoing description of the MRA does not purport to be complete and is qualified in its entirety by reference to the full text of the MRA and the Company’s related Guarantee Agreement, which have been filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Master Repurchase Agreement by and among NewStar Financial, Inc., Macquarie Bank Limited and NewStar CRE Finance I LLC, dated as of June 7, 2011.

10.2	Guarantee Agreement by NewStar Financial, Inc. in favor of Macquarie Bank Limited, dated as of June 7, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWSTAR FINANCIAL INC.

Date: June 7, 2011	By:	/s/ JOHN KIRBY BRAY
John Kirby Bray
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Master Repurchase Agreement by and among NewStar Financial, Inc., Macquarie Bank Limited and NewStar CRE Finance I LLC, dated as of June 7, 2011.

10.2	Guarantee Agreement by NewStar Financial, Inc. in favor of Macquarie Bank Limited, dated as of June 7, 2011.